As filed with the Securities and Exchange Commission on November 21, 2023
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BECTON, DICKINSON AND COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	22-076120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)
2004 EMPLOYEE AND DIRECTOR
EQUITY-BASED COMPENSATION PLAN
(Full title of the plan)
Gary M. DeFazio
Senior Vice President and Corporate Secretary
1 Becton Drive, Franklin Lakes, New Jersey 07417-1880
(Name and address of agent for service)
(201) 847-5873
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

A Registration Statement was filed on August 13, 2004 (Registration No. 333-118235) (the "Prior Registration Statement"), to register under the Securities Act of 1933, among other things, shares of Becton, Dickinson and Company common stock, par value $1.00 per share (the "Common Stock"), issuable under the Becton, Dickinson and Company 2004 Employee and Director Equity-Based Compensation Plan (the "Plan"). This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933 of an additional 5,700,000 shares of Common Stock that are issuable under the Plan at any time or from time to time.

INFORMATION INCORPORATED BY REFERENCE
Pursuant to General Instruction E to Form S-8, Becton, Dickinson and Company hereby incorporates by reference the contents of the Prior Registration Statement, except as supplemented by the information set forth below.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel
The validity of the securities has been passed upon by Gary M. DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of BD. Mr. DeFazio beneficially owns shares of BD's Common Stock, has been granted awards under the Plan and is eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers
Section 3-5 of Title 14A of the New Jersey Business Corporation Act, as amended (the “NJBCA”), provides that a New Jersey corporation has the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding, including any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. However, in a proceeding by or in the right of the corporation, no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court or the court in which such proceeding was brought determines upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the New Jersey Superior Court or such other court shall deem proper. Unless otherwise provided in the corporation’s organizational documents, the determination that the corporate agent is eligible for indemnification pursuant to the NJBCA shall be made: (1) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; (2) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (3) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.
The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions: (1) were in breach of his duty of loyalty to the corporation or its shareholders; (2) were not in good faith or involved a knowing violation of law; or (3) resulted in receipt by the corporate agent of an improper personal benefit.
The Registrant’s restated certificate of incorporation provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors, no director or officer will be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders.

The Registrant’s bylaws provide that, to the full extent that applicable law permits the limitation or elimination of the liability of any corporate agent, the Registrant will indemnify any corporate agent involved in any proceeding by reason of the fact that he is, or was, a corporate agent of the Registrant. The reasonable expenses incurred by a director or officer in defending or investigating a proceeding will be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking (reasonably satisfactory to the Registrant) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.
Any indemnification under the Registrant’s bylaws will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the corporate agent is proper in the circumstances, because such person has met the applicable standard of conduct set forth in the NJBCA. With respect to directors or officers of the Registrant, such determination shall be made (i) by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum; (ii) if there are no such directors, or if such directors so direct, in a written opinion by independent legal counsel designated by the board of directors; or (iii) by the shareholders. With respect to all other corporate agents and unless otherwise directed by the board of directors, such determination may be made by the Registrant’s general counsel.
The Registrant maintains a standard policy of officers’ and directors’ liability insurance.
The foregoing is only a general summary of certain aspects of New Jersey law and the Registrant’s restated certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the NJBCA referenced above and the restated certificate of incorporation and bylaws of the Registrant.
Item 8. Exhibits
Exhibit
Number     Description
3.1    By-laws of the Registrant, as amended and restated as of September 19, 2023 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 21, 2023)
3.2    Restated Certificate of Incorporation, dated as of January 30, 2019 (incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q for the period ended December 31, 2018)
5    Opinion of Gary M. DeFazio, Esq. (filed herewith)
10.1    2004 Employee and Director Equity-Based Compensation Plan, as amended and restated as of July 25, 2023 (incorporated by reference to Exhibit 10(g)(i) to the registrant's Annual Report on Form 10-K filed on November 21, 2023)
23(a)    Consent of Independent Registered Public Accounting Firm (filed herewith)
23(b)    Consent of Gary M. DeFazio, Esq. (included in the opinion filed herewith as Exhibit 5)
24    Powers of Attorney (included on the signature page of this Registration Statement)
107    Filing Fee Table (filed herewith)
Item 9. Undertakings

(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin Lakes, State of New Jersey, on the 21st day of November, 2023.

BECTON, DICKINSON AND COMPANY

By:	/s/ Thomas E. Polen
Thomas E. Polen
Chairman of the Board, Chief Executive Officer and President

POWERS OF ATTORNEY
Each person whose signature appears below constitutes and appoints Thomas E. Polen, Christopher J. DelOrefice, Michelle Quinn and Gary DeFazio, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 21st day of November, 2023.

Signature	Title
/s/ Thomas E. Polen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
Thomas E. Polen
/s/ Christopher J. DelOrefice	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher J. DelOrefice
/s/ Thomas J. Spoerel	Senior Vice President and Controller, Chief Accounting Officer and International Chief Financial Officer (Principal Accounting Officer)
Thomas J. Spoerel
/s/ William M. Brown	Director
William M. Brown
/s/ Catherine M. Burzik	Director
Catherine M. Burzik
/s/ Carrie L. Byington	Director
Carrie L. Byington
/s/ R. Andrew Eckert	Director
R. Andrew Eckert
/s/ Claire M. Fraser	Director
Claire M. Fraser
/s/ Jeffrey W. Henderson	Director
Jeffrey W. Henderson
/s/ Christopher Jones	Director
Christopher Jones
/s/ Marshall O. Larsen	Director
Marshall O. Larsen
/s/ Timothy M. Ring	Director
Timothy M. Ring
/s/ Bertram L. Scott	Director
Bertram L. Scott
/s/ Joanne Waldstreicher	Director
Joanne Waldstreicher